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                                                                    EXHIBIT 99.3

                                                Grow Group, Inc.
                                                200 Park Avenue
                                                New York, New York  10155-0224


                                                                December 1, 1994


                            NON-DISCLOSURE AGREEMENT
                            ------------------------



Dear Sirs:

In connection with your possible interest in the acquisition of Grow Group, Inc. ("Grow"), we are furnishing you or your representatives with certain information which may be either non-public, confidential or proprietary in nature. The information furnished to you or your representatives, together with analyses, compilations, forecasts, studies or other documents prepared by you, your agents, representatives (including attorneys, accountants and financial advisors) or employees which contain or otherwise reflect such information or your review of, or interest in, Grow, is hereinafter referred to as the "Information."

In consideration of our furnishing you with the Information, you agree that:

1. The Information will be kept confidential and shall not, without our prior written consent, be disclosed by you, or by your agents, representatives or employees, in any manner whatsoever, in whole or in part, and shall not be used by you, your agents, representatives or employees, other than in connection with the transaction described above. Moreover, you agree to reveal the Information only to your agents, representatives and employees who need to know the Information for the purpose of evaluating the transaction described above, who are informed by you of the confidential nature of the Information and who shall agree in writing to act in accordance with the terms and conditions of this Agreement. You shall be responsible for any breach of this agreement by your agents, representatives or employees.
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2.   Without our prior written consent, except as required by law, you and your agents, representatives and employees will not disclose to any person or entity the fact that the Information has been made available, that discussions or negotiations are taking place or have taken place concerning a possible transaction involving Grow or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

3. You shall keep a record of the written Information furnished to you and of the location of such Information. All copies of the Information, along with your notes on, summaries and compilations of, or excerpts from, the Information, except for that portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by you, your agents, representatives or employees, will be returned to us immediately upon our request. That portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by you, your agents, representatives or employees, will be held by you and kept confidential and subject to the terms of the this Agreement or destroyed upon our request, and any oral Information will continue to be subject to the terms of this Agreement. Such destruction will be confirmed in writing to us by you and the person or persons who prepared such documents.

4. The term Information shall not include such portions of the Information which (i) are or become generally available to the public other than as a result of a disclosure by you, your agents, representatives or employees, or (ii) become available to you on a non-confidential basis from a source (other than us or our agents) which is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to us or
     (iii) information which you have developed independently through conducting your own competitive business.

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5.   Without our prior written consent, you and your representatives will not communicate with any person or entity that is a party to any agreement with Grow or its subsidiaries or affiliates concerning Grow or any possible transaction between you and Grow.

6. Without our prior written consent, you and your representatives will not for a period of two years from the date hereof directly or indirectly solicit for employment any person who is now employed by us or any of our subsidiaries who is identified by you as a result of your investigation of Grow.

7. You acknowledge that we make no express or implied representation or warranty as to the accuracy or completeness of the Information, and we expressly disclaim any and all liability that may be based on the Information, errors therein or omission therefrom. You agree that you are not entitled to rely on the accuracy or completeness of the Information and that you shall be entitled to rely only on the representations and warranties made to you by Grow in any final written purchase agreement regarding an acquisition.

8. In the event that you or anyone to whom you transmit the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information, you will provide us with prompt written notice and oral notice so that we may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Grow waives compliance with the provisions of this Agreement, you will furnish only that portion of the Information which you are advised by Grow or Grow's attorney you are legally required to furnish and you will exercise the efforts directed by Grow to obtain reliable assurances that confidential treatment will be accorded the Information. All costs for actions taken

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     at the direction of Grow shall be subject to indemnification and reimbursement by Grow.

9. Save that you will at all times be entitled to maintain for investment purposes only any common stock of Grow as listed on the New York Stock Exchange provided always that interest is no greater than 15% of all the issued securities of Grow, you agree that, for a period of two years from the date of this letter, neither you nor any of your affiliates, including any person or entity directly or indirectly through one or more intermediaries, controlling you or controlled by or under common control with you, will purchase, offer or agree to purchase any securities or assets of Grow, enter, or agree to enter into any acquisition or other business combination, relating to Grow, or make, or induce any other entity to make or negotiate or otherwise deal with others for a tender or exchange offer of Common Stock of Grow, solicit proxies, votes or consents other than for nominees selected by Grow's Board of Directors, and proposals recommended by Grow's Board of Directors, or otherwise seek to acquire control of Grow unless such purchase, transaction, offer, agreement or proposal shall have previously been approved by the Board of Directors of Grow.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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11.  You acknowledge that remedies at law may be inadequate to protect against breach of this Agreement, and you hereby agree in advance to the granting of injunctive relief in our favor without proof of actual damages.

                                                  Very truly yours,



                                                  By: /s/ Russell Banks
                                                      -------------------------
                                               Title: President
                                                Date: December 1, 1994



Agreed to and Accepted by:

COMPANY:  Imperial Chemical Industries PLC


   By:  /s/ John Thompson
        ---------------------------
Title:  Chief Planner, ICI Paints
 Date:  December 2, 1994

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